Exhibit 99.1
Financial Statements of Pelikan Artline Joint Venture and Controlled Entities
The accompanying consolidated financial statements of Pelikan Artline Joint Venture and Controlled Entities, a 50% owned joint venture investment of ACCO Brands Corporation ("ACCO"), are being provided pursuant to Rule 3-09 of the Securities and Exchange Commission's ("SEC") Regulation S-X. These financial statements are audited as of September 30, 2012 and are prepared in accordance with accounting principles generally accepted rules in Australia and as permitted by the SEC Regulations.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities
A.B.N. 51 084 958 556

FINANCIAL REPORT - 30 SEPTEMBER 2012

Independent Auditors' Report

To the members of Pelikan Artline Joint Venture

We have audited the accompanying consolidated statements of financial position of Pelikan Artline Joint Venture and controlled entities as of September 30, 2012 and 2011 and the related consolidated statements of comprehensive income, statements of changes in equity and statement of cash flows for the years then ended. We have also audited the statements of Pelikan Artline Joint Venture, Parent entity only, as of September 30, 2012 and 2011, and the related statements of comprehensive income, statements of changes in equity and statements of cash flows for the years then ended.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Joint Venture's internal control over financial reporting. According, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of Pelikan Artline Joint Venture and controlled entities and the financial statements of Pelikan Artline Joint Venture, Parent entity only, referred to above present fairly, in all material respects, the financial position of Pelikan Artline Joint Venture and controlled entities and the financial position of Pelikan Artline Joint Venture, Parent entity only, at September 30, 2012 and 2011, and the results of those entities' operations and its cash flows for the years then ended in conformity with the accounting principles generally accepted in Australia on the basis as described in note1.

/s/ BDO

BDO East Coast Partnership (formerly PKF East Coast Practice)
Sydney, Australia
December 19, 2012

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

FINANCIAL REPORT - 30 SEPTEMBER 2012

DIRECTORS' DECLARATION

The directors of Pelikan Artline Pty Limited, the agent for the joint venture, declare that:

1.
The financial statements, which comprise the statement of comprehensive income, statement of financial position, statement of changes in equity, statement of cash flows and notes to the financial statements:

a)	comply with Australian Accounting Standards; and

b)	give a true and fair view of the financial position as at 30 September 2012 and of the performance for the year ended on that date of the joint venture and consolidated entity.

2.	In the directors' opinion there are reasonable grounds to believe that the joint venture will be able to pay its debts as and when they become due and payable.

This declaration is made in accordance with a resolution of the board of directors and is signed for and on behalf of the directors by:

/s/ A.G. Kaldor
A.G. Kaldor
Director

/s/ B.R. Haynes
B.R. Haynes
Director

Sydney, 19 December 2012

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED 30 SEPTEMBER 2012

		Consolidated		Parent
		2012	2011	2012	2011
	Note	$	$	$	$
Revenue	2	124,828,860	127,910,566	133,983,288	131,452,716
		124,828,860	127,910,566	133,983,288	131,452,716

Expenses
Purchases, distribution & selling		(75,069,342)	(77,792,675)	(75,069,342)	(77,792,675)
Marketing		(14,376,829)	(14,302,797)	(14,376,829)	(14,302,797)
Administration, IT & other expenses		(10,130,573)	(10,791,025)	(24,463,587)	(24,698,291)
Finance costs		(1,151,633)	(1,465,995)	(3,652,813)	(3,089,588)
		(100,728,377)	(104,352,492)	(117,562,571)	(119,883,351)

Profit before income tax expense		24,100,483	23,558,074	16,420,717	11,569,365

Income tax expense	1,5	(4,964,522)	(4,800,914)	—	—

Profit after income tax expense for the year attributable to the owners of the Pelikan Artline Joint Venture		19,135,961	18,757,160	16,420,717	11,569,365

Other Comprehensive Income
Available for sale financial assets		17,914	60,205	—	—

Other comprehensive income for the year, net of tax		17,914	60,205	—	—

Comprehensive income for the year attributable to the owners of the Pelikan Artline Joint Venture		19,153,875	18,817,365	16,420,717	11,569,365

Profit after income tax expense attributable to:
Owners of the parent entity		17,103,612	16,791,642	16,420,717	11,569,365
Minority interest		2,032,349	1,965,518	—	—
		19,135,961	18,757,160	16,420,717	11,569,365

Total comprehensive income attributable to:
Owners of the parent entity		17,117,974	16,839,910	16,420,717	11,569,365
Minority interest		2,035,901	1,977,455	—	—
		19,153,875	18,817,365	16,420,717	11,569,365

The above statement of comprehensive income should be read in conjunction with the accompanying notes

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

STATEMENT OF FINANCIAL POSITION
AS AT 30 SEPTEMBER 2012

		Consolidated		Parent
		2012	2011	2012	2011
	Note	$	$	$	$
ASSETS
Current Assets
Cash and cash equivalents	6	16,628,595	26,162,953	2,893,698	3,119,293
Trade and other receivables	7	34,974,822	36,779,458	34,849,424	36,331,187
Inventories	8	19,753,344	22,499,902	19,753,344	22,499,902
Prepayments		902,198	922,226	833,018	843,002
Total current assets		72,258,959	86,364,539	58,329,484	62,793,384

Non-Current Assets
Receivables	9	—	—	11,539,398	10,701,395
Financial assets	10	520,844	495,252	40,853,792	40,853,792
Property, plant and equipment	11	1,294,330	1,606,649	1,055,576	1,149,926
Deferred tax assets	12	645,019	683,237	—	—
Intangible assets	13	30,569,955	30,469,175	50,795	50,015
Total non-current assets		33,030,148	33,254,313	53,499,561	52,755,128

Total assets		105,289,107	119,618,852	111,829,045	115,548,512

LIABILITIES
Current Liabilities
Trade and other payables	14	23,266,206	27,781,809	32,166,345	34,176,061
Provisions	15	1,675,543	1,644,271	1,009,524	966,271
Short-term borrowings	16	4,000,000	4,000,000	4,000,000	4,000,000
Current tax liabilities		2,541,554	2,622,300	—	—
Total current liabilities		31,483,303	36,048,380	37,175,869	39,142,332

Non-Current Liabilities
Trade and other payables	17	—	—	39,964,138	31,541,045
Long-term borrowings	18	10,000,000	14,000,000	10,000,000	14,000,000
Deferred tax liabilities	19	122,711	233,199	—	—
Provisions	20	267,844	241,307	69,863	54,307
Total non-current liabilities		10,390,555	14,474,506	50,034,001	45,595,352

Total liabilities		41,873,858	50,522,886	87,209,870	84,737,684

Net assets		63,415,249	69,095,966	24,619,175	30,810,828

EQUITY
Capital introduced	21	1,652,804	1,652,804	1,652,804	1,652,804
Reserves	22	182,055	167,693	—	—
Retained earnings	23	52,166,001	57,674,759	22,966,371	29,158,024
Outside equity interest	24	9,414,389	9,600,710	—	—

Total equity		63,415,249	69,095,966	24,619,175	30,810,828

The above statement of financial position should be read in conjunction with the accompanying notes

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 SEPTEMBER 2012

		Consolidated		Parent
		2012	2011	2012	2011
	Note	$	$	$	$
Total equity at the beginning of the
financial year		69,095,966	63,422,912	30,810,828	31,375,093

Profit after income tax expense for the year attributable to:
Owners of the parent entity		17,103,612	16,791,642	16,420,717	11,569,365
Minority interest		2,032,349	1,965,518	—	—
		19,135,961	18,757,160	16,420,717	11,569,365

Other comprehensive income for the year, net of tax attributable to:
Owners of the parent entity		14,362	48,268	—	—
Minority interest		3,552	11,937	—	—
		17,914	60,205	—	—

Total comprehensive income for the year attributable to:
Owners of the parent entity		17,117,974	16,839,910	16,420,717	11,569,365
Minority interest		2,035,901	1,977,455	—	—
		19,153,875	18,817,365	16,420,717	11,569,365

Distribution of profit during the year		(22,612,370)	(12,133,630)	(22,612,370)	(12,133,630)
Dividends provided for or paid	4	(2,222,222)	(1,010,681)	—	—
		(24,834,592)	(13,144,311)	(22,612,370)	(12,133,630)

Total equity at the end of the financial year		63,415,249	69,095,966	24,619,175	30,810,828

The above statement of changes of equity should be read in conjunction with the accompanying notes

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

		Consolidated		Parent
		2012	2011	2012	2011
	Note	$	$	$	$
Cash Flows From Operating Activities
Receipts from customers (inclusive of GST)		140,669,241	141,800,130	138,380,023	139,327,807
Payments to suppliers and employees (inclusive of GST)		(115,633,973)	(120,255,564)	(127,580,141)	(132,361,625)
Dividend received		4,630	4,717	8,986,069	—
Interest received		1,224,211	1,320,482	280,988	949,942
Finance costs		(1,395,997)	(1,466,274)	(3,897,177)	(2,682,366)
Income tax paid		(5,107,383)	(4,235,297)	—	—
Net cash from operating activities	29	19,760,729	17,168,194	16,169,762	5,233,758

Cash Flows From Investing Activities
Purchase of property, plant and equipment		(397,995)	(130,575)	(397,995)	(130,575)
Proceeds from sale of property, plant and equipment		37,500	63,954	37,500	—
Purchase of intangibles		(100,000)	—	—	—
Loans to related party		—	—	—	(775,235)
Net cash used in investing activities		(460,495)	(66,621)	(360,495)	(905,810)

Cash Flows From Financing Activities
Repayment of borrowings		(4,000,000)	(5,000,000)	(4,000,000)	(5,000,000)
Loans from related parties (net)		—	—	10,577,508	13,397,201
Profit distributions paid		(22,612,370)	(12,133,630)	(22,612,370)	(12,133,630)
Dividends paid		(2,222,222)	(1,010,681)	—	—
Net cash used in financing activities		(28,834,592)	(18,144,311)	(16,034,862)	(3,736,429)

Net increase (decrease) in cash and cash and
cash equivalents		(9,534,358)	(1,042,738)	(225,595)	591,519

Cash and cash equivalents at the beginning
of the financial year		26,162,953	27,205,691	3,119,293	2,527,774

Cash and cash equivalents at the end
of the financial year	1, 6	16,628,595	26,162,953	2,893,698	3,119,293

The above statement of cash flows should be read in conjunction with the accompanying notes

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

This financial report is a general purpose financial report prepared in order to satisfy Pelikan Artline Joint Venture's (referred to in this report as the parent entity) financial report preparation requirements under the Joint Venture Agreement dated 24 December 1998.

The financial report covers Pelikan Artline Joint Venture as an individual parent entity and Pelikan Artline Joint Venture and controlled entities as a consolidated entity.

The financial report was authorised for issue by the directors of Pelikan Artline Pty Limited, the agent for the Joint Venture, on 19 December 2012.

Basis of preparation
These general purpose financial statements have been prepared in accordance with Australian Accounting Standards - Reduced Disclosure Requirements, other authoritative pronouncements of the Australian Accounting Standards Board and Urgent Issues Group Interpretations. The Pelikan Artline Joint Venture is a for-profit entity for financial reporting purposes under Australian Accounting Standards.

Compliance with Australian Accounting Standards - Reduced Disclosure Requirements
The financial statements of Pelikan Artline Joint Venture comply with Australian Accounting Standards - Reduced Disclosure Requirements as issued by the Australian Accounting Standards Board (AASB).

Early adoption of standards
The parent and consolidated entities have elected to apply the following pronouncements to the annual reporting period beginning 1 October 2009:

AASB 1053:	Application of Tiers of Australian Accounting Standards and AASB 2010-2 Amendments to Australian Accounting Standards arising from Reduced Disclosure Requirements

Historical cost convention
The financial statements have been prepared on an accruals basis and are based on historical costs, modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities.

Principles of Consolidation
A controlled entity is any entity controlled by Pelikan Artline Joint Venture. Control exists where Pelikan Artline Joint Venture has the capacity to dominate the decision-making in relation to the financial and operating policies of another entity so that the other entity operates with Pelikan Artline Joint Venture to achieve the objectives of Pelikan Artline Joint Venture.

The financial statements of controlled entities are included from the date control commences to the date control ceases.

Inter-entity balances resulting from transactions with or between controlled entities are eliminated in full on consolidation.

Income Tax
The parent entity is not a legal entity subject to Australian or New Zealand income tax. Its income is taxable in the hands of the Joint Venture parties.

The controlled entities are subject to Australian or New Zealand income tax and the tax balances disclosed in this report relate to these controlled entities.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Tax (continued)
The charge for current income tax expense is based on the profit for the year adjusted for any non-assessable or non-allowable items. It is calculated using tax rates that have been enacted or are substantively enacted by the statement of financial position date.

Deferred tax is accounted for using the statement of financial position liability method in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred tax is calculated at the tax rates that are expected to apply to the year when the asset is realised or liability is settled. Deferred tax is credited in the statement of comprehensive income except where it relates to items that may be credited direct to equity, in which case the deferred tax is adjusted directly against equity. Deferred income tax assets are recognised to the extent that it is probable that future tax profits will be available against which deductible temporary differences can be utilised.

The amount of benefits brought to account or which may be realised in the future is based on the assumption that no adverse change will occur in income tax legislation and the anticipation that the consolidated entity will derive sufficient future assessable income to enable the benefit to be realised and comply with the conditions of deductibility imposed by the law.

Revenue Recognition
Sale of goods revenue
Revenue from the sale of goods is recognised upon the delivery of goods to customers.

Interest revenue
Interest revenue is recognised on an accruals basis taking into account the interest rates applicable to the financial assets.

Dividend revenue
Dividend revenue is recognised when the right to receive a dividend has been established.

Promotional Expenditure
Advertising and promotional expenditure (primarily catalogue expenditure) is recognised when incurred. The expenditure is incurred when the entity enters into a binding commitment with the service provider.

Foreign Currency Transactions and Balances
The functional currency of each of the group's entities is measured using the currency of the primary economic environment in which that entity operates. The consolidated financial statements are presented in Australian dollars, which is the parent entity's presentation currency.

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items are recognised in the statement of comprehensive income. Exchange difference arising on the translation of non-monetary items are recognised directly in equity to the extent that the gain or loss is directly recognised in equity, otherwise the exchange difference is recognised in the statement of comprehensive income.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents
Cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short‑term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the statement of financial position.

Trade and Other Current Receivables
Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost, less provision for impairment.

Collectability of trade and other receivables is reviewed on an ongoing basis. Debts which are known to be uncollectible are written off. A provision for impairment is established when there is objective evidence that the consolidated entity will not be able to collect all amounts due according to the original terms of receivables.

The amount of the provision is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The amount of the provision is recognised in the statement of comprehensive income.

Inventories
Inventories are measured at the lower of cost and net realisable value. Costs are assigned to inventory on hand by the method most appropriate to each particular class of inventory, with the majority being valued on a first in first out or average cost basis.

Investments and Other Financial Assets
The parent entity accounts for investments in subsidiaries at cost less impairment. The consolidated entity classifies its investments as available for sale financial assets. Management determines the classification of its investments at initial recognition and re-evaluates this designation at each reporting date.

Available for sale financial assets, comprising marketable equity securities, are non‑derivatives that are either designated in this category or not classified in any of the other categories. They are included in non‑current assets unless management intends to dispose of the investment within 12 months of the statement of financial position date.

Purchases and sales of investments are recognised on trade date ‑ the date on which the consolidated entity commits to purchase or sell the asset. Investments are initially recognised at fair value plus transaction costs for all financial assets. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the consolidated entity has transferred substantially all the risks and rewards of ownership.

Available for sale financial assets are subsequently carried at fair value. Unrealised gains and losses arising from changes in the fair value of non monetary securities classified as available for sale are recognised in equity in the available for sale financial assets revaluation reserve. When securities classified as available for sale are sold or impaired, the accumulated fair value adjustments are included in the statement of comprehensive income as gains and losses from investment securities.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investments and Other Financial Assets (continued)
The consolidated entity assesses at each balance date whether there is objective evidence that a financial asset or group of financial assets is impaired. In the case of equity securities classified as available for sale, a significant or prolonged decline in the fair value of a security below its cost is considered in determining whether the security is impaired. If any such evidence exists for available for sale financial assets, the cumulative loss ‑ measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit and loss ‑ is removed from equity and recognised in the statement of comprehensive income. Impairment losses recognised in the statement of comprehensive income on equity instruments are not reversed through the statement of comprehensive income.

Impairment of Financial Assets
Financial assets, other than those at fair value through profit or loss, are assessed for indicators of impairment at each statement of financial position date. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted. For financial assets carried at amortised cost, the amount of the impairment is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables where the carrying amount is reduced through the use of a provision account. When a trade receivable is uncollectible, it is written off against the provision account. Subsequent recoveries of amounts previously written off are credited against the provision account. Changes in the carrying amount of the provision account are recognised in profit or loss.

Property, Plant and Equipment
Each class of property, plant and equipment is carried at cost, less where applicable, any accumulated depreciation and impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the consolidated entity and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the statement of comprehensive income during the financial period in which they are incurred.

Plant and equipment
Plant and equipment are measured on the cost basis. The carrying amount of plant and equipment is reviewed annually by the directors to ensure that it is not in excess of the recoverable amount from those assets. The recoverable amount is assessed on the basis of the expected net cash flows which will be received from the asset's employment and subsequent disposal. The expected net cash flows have been discounted to their present values in determining recoverable amounts.

Depreciation
The depreciable amount of all fixed assets including buildings and capitalised lease assets, but excluding freehold land, are depreciated on a straight line basis over their useful lives to the consolidated entity commencing from the time each asset is held ready for use. Leasehold improvements are depreciated over the shorter of either the unexpired period of the lease or the estimated useful lives of the improvements.

The depreciation rates used for each class of depreciable assets are:

Class of Fixed Asset                Depreciation Rate
Plant and equipment                 7.50% - 66.77%
Motor vehicles                     15.00% - 20.00%

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant and Equipment (continued)
The assets' residual values and useful lives are reviewed, and adjusted if appropriate, at each statement of financial position date.

An asset's carrying amount is written down immediately to its recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposal are determined by comparing proceeds with the carrying amount. These gains or losses are included in the statement of comprehensive income.

Leases
Leases of fixed assets where substantially all the risks and benefits incidental to the ownership of the asset, but not the legal ownership, are transferred to entities in the consolidated entity are classified as finance leases. Finance leases are capitalised, recording an asset and a liability equal to the present value of minimum lease payments, including any guaranteed residual values. Leased assets are depreciated on a straight line basis over their estimated useful lives where it is likely that the consolidated entity will obtain ownership of the asset over the term of the lease. Lease payments are allocated between the reduction of the lease liability and the lease interest expense for the year.

Lease payments for operating leases, where substantially all the risks and benefits remain with the lessor, are charged as expenses in the year in which they are incurred.

Intangibles
Intangibles - Trademark Licences
Trademark licences are initially recognised at cost of acquisition. They have an indefinite useful life because they are subject to a written trademark agreement which does not limit the period over which they are expected to generate cash inflows. They are not subject to amortisation.

Trademark licences are tested for impairment annually and are subsequently carried at cost less any accumulated impairment losses. An impairment loss is recognised for the amount by which the trademark licence's carrying amount exceeds its recoverable amount.

Goodwill
Goodwill and goodwill on consolidation are initially recorded as an intangible asset at the amount by which the purchase price for a business or for an ownership interest in a controlled entity exceeds the fair value attributed to its net assets at the date of acquisition. Goodwill has an indefinite life on the basis there is no foreseeable limit to the period over which the asset is expected to generate cash inflows. They are not subject to amortisation.

Goodwill is tested annually for impairment and carried at a cost less accumulated impairment losses.

Impairment of Assets
Assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment. Other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash generating units).

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Trade and Other Payables
These amounts represent liabilities for goods and services provided to the consolidated entity prior to the end of financial year which are unpaid. The amounts are unsecured and are usually paid within 30 days of recognition, with the exception of certain liabilities to employees that are usually paid within 12 months of the statement of financial position date.

Borrowings
Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in the statement of comprehensive income over the period of the borrowings using the effective interest method. Fees paid on the establishment of the loan facilities are recognised in the statement of comprehensive income when they are incurred.

Borrowings are classified as current liabilities unless the consolidated entity has an unconditional right to defer settlement of the liability for at least 12 months after the statement of financial position date.

Employee Benefits
Wages and salaries, annual leave and sick leave
Liabilities for wages and salaries, including non‑monetary benefits, annual leave and accumulating sick leave expected to be settled within 12 months of the reporting date are recognised in other payables in respect of employees' services up to the reporting date and are measured at the amounts expected to be paid when the liabilities are settled. Liabilities for non‑accumulating sick leave are recognised when the leave is taken and measured at the rates paid or payable.

Long service leave
The liability for long service leave is recognised in the provision for employee benefits and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the reporting date on national government bonds with terms to maturity and currency that match, as closely as possible, the estimated future cash outflows.

Retirement Benefit Obligations
Superannuation contributions are made by the consolidated entity to employee superannuation funds and are charged as expenses when incurred.

Provisions
Provisions are recognised when the consolidated entity has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result and that outflow can be reliably measured. Provisions recognised represent the best estimate of the amounts required to settle the obligation at the end of the reporting period.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goods and Services Tax (GST)
Revenues, expenses and assets are recognised net of the amount of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office. In these circumstances the GST is recognised as part of the cost of acquisition of the asset or as part of an item of the expense.

Receivables and payables in the statement of financial position are shown inclusive of GST. The net amount of GST recoverable from or payable to the Australian Taxation Office is included with other receivables or payables in the statement of financial position.

Cash flows are presented on a gross basis. The GST components of cash flows arising from investing or financing activities which are recoverable from, or payable to, the Australian Taxation Office, are presented as operating cash flow.

Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the Australian Taxation Office.

Financial Instruments
Initial recognition and measurement
Financial assets and financial liabilities are recognised when the entity becomes a party to the contractual provisions to the instrument. For financial assets, this is equivalent to the date that the economic entity commits itself to either purchase or sell the asset (i.e. trade date accounting is adopted).

Financial instruments are initially measured at fair value plus transaction costs, except where the instrument is classified 'at fair value through profit or loss' in which case transaction costs are expensed to the statement of comprehensive income immediately.

Classification and subsequent measurement
Financial instruments are subsequently measured at fair value, amortised cost using the effective interest rate method or cost. Fair value represents the amount for which an asset could be exchanged or a liability settled, between knowledgeable, willing parties. Where available, quoted prices in an active market are used to determine fair value. In other circumstances, valuation techniques are adopted.

Amortised cost is calculated as:

•	the amount at which the financial asset or financial liability is measured at initial recognition;

•	less principal repayments;

•	plus or minus the cumulative amortisation of the difference, if any, between the amount initially recognised and the maturity amount calculated using the effective interest method;

•	less any reduction for impairment.

The effective interest method is used to allocate interest income or interest expense over the relevant period and is equivalent to the rate that exactly discounts estimated future cash payments or receipts (including fees, transaction costs and other premiums or discounts) through the expected life (or when this cannot be reliably predicted, the contractual term) of the financial instrument to the net carrying amount of the financial asset or financial liability. Revisions to expected future net cash flows will necessitate an adjustment to the carrying value with a consequential recognition of an income or expense in the statement of comprehensive income.

The consolidated entity does not designate any interests in subsidiaries, associates or joint venture entities as being subject to the requirements of Accounting Standards specifically applicable to financial instruments.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial Instruments (continued)

(i)	Financial assets at fair value through profit or loss
Financial assets are classified at 'fair value through profit or loss' when they are held for trading for the purpose of short-term profit taking, derivatives not held for hedging purposes, or when they are designated as such to avoid an accounting mismatch or to enable performance evaluation where a group of financial assets is managed by key management personnel on a fair value basis in accordance with a documented risk management or investment strategy. Such assets are subsequently measured at fair value with changes in carrying value being included in profit or loss.

(ii)	Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and are subsequently measured at amortised cost.

Loans and receivables are included in current assets, except for those which are not expected to mature within 12 months after the end of the reporting period, which will be classified as non-current assets.

(iii)	Held-to-maturity investments
Held-to-maturity investments are non-derivative financial assets that have fixed maturities and fixed or determinable payments, and it is the consolidated entity's intention to hold these investments to maturity. They are subsequently measured at amortised cost.

Held-to-maturity investments are included in non-current assets, except for those which are expected to mature within 12 months after the end of the reporting period, which will be classified as current assets.
If during the period the consolidated entity sold or reclassified more than an insignificant amount of the held-to-maturity investments before maturity, the entire category of held-to-maturity investments would be tainted and would be reclassified as available-for-sale.

(iv)	Available-for-sale financial assets
Available-for-sale financial assets are non-derivative financial assets that are either not capable of being classified into other categories of financial assets due to their nature or they are designated as such by management. They comprise investments in the equity of other entities where there is neither a fixed maturity nor fixed or determinable payments.

Available-for-sale financial assets are included in non-current assets, except for those which are expected to be disposed of within 12 months after the end of the reporting period, which will be classified as current assets.

(v)    Financial liabilities
Non-derivative financial liabilities (excluding financial guarantees) are subsequently measured at amortised cost.

Fair value
Fair value is determined based on current bid prices for all quoted investments. Valuation techniques are applied to determine the fair value for all unlisted securities, including recent arm's length transactions, reference to similar instruments and option pricing models.

Impairment
At the end of each reporting period, the consolidated entity assesses whether there is objective evidence that a financial instrument has been impaired. In the case of available-for-sale financial instruments, a significant or prolonged decline in the value of the instrument is considered to determine whether an impairment has arisen. Impairment losses are recognised in the statement of comprehensive income.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial Instruments (continued)
Derecognition
Financial assets are derecognised where the contractual rights to receipt of cash flows expire or the asset is transferred to another party whereby the entity no longer has any significant continuing involvement in the risks and benefits associated with the asset. Financial liabilities are derecognised where the related obligations are discharged, cancelled or expire. The difference between the carrying value of the financial liability extinguished or transferred to another party and the fair value of consideration paid, including the transfer of non-cash assets or liabilities assumed, is recognised in the statement of comprehensive income.

Comparatives
Where required by Accounting Standards and/or for improved presentation purposes comparative figures have been adjusted to conform with changes in presentation for the current year.

Critical Accounting Estimates and Assumptions
The directors evaluate estimates and judgements incorporated into the financial report based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and are based on current trends and economic data, obtained both externally and within the consolidated entity.

Key Estimates - Impairment of Goodwill and Trademark Licences
The consolidated entity tests annually whether goodwill and other intangible assets that have an indefinite useful life have suffered any impairment, in accordance with the accounting policy stated in note 1.

In assessing goodwill for impairment, sensitivity analysis was applied to key assumptions (being the growth and discount rates) used in value in use calculations. As a result of this sensitivity analysis, there were no changes in key assumptions that were considered reasonably possible, which would cause the carrying amount of goodwill to exceed its recoverable amount and therefore no impairment has been recognised in respect of goodwill amounting to $28,493,303 or trademark licences amounting to $2,076,652 for the year ended 30 September 2012.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012	2011
	$	$	$	$
Note 2 Revenue
Revenue
Sales net of discounts and rebates allowed	123,785,950	126,288,905	123,785,950	126,288,905

Other revenue
Dividend received	4,630	4,717	8,986,069	4,086,923
Interest received	886,128	1,415,432	1,118,991	949,942
Other operating revenue	152,152	201,512	92,278	126,946
	1,042,910	1,621,661	10,197,338	5,163,811

Total revenue	124,828,860	127,910,566	133,983,288	131,452,716

Note 3 Expenses
Depreciation - property, plant & equipment	483,561	613,395	362,571	367,257

Bad and doubtful debts expense
Bad debts	44,004	123,276	44,004	123,276
Provision for impairment	(18,385)	(62,499)	(18,385)	(62,499)
Total bad and doubtful debts	25,619	60,777	25,619	60,777

Foreign currency translation losses	39,874	73,884	—	—

Loss on disposal of property, plant and equipment	154,160	144,297	57,180	2,042

Rental expenses relating to operating leases	2,908,864	4,667,381	2,908,864	3,161,293

Note 4 Dividends
Fully franked dividends - franked at tax rate of 30%	2,222,222	1,010,681	—	—

Balance of franking account at year end adjusted for franking credits arising from payment of provision for income tax, franking debits arising from payment of dividends recognised as a liability at reporting date and franking credits arising from receipt of dividends recognised as receivable at reporting date.	23,870,799	23,175,163	—	—

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012	2011
	$	$	$	$
Note 5 - Income tax
(a) The components of income tax expense comprise
Current income tax	5,044,021	4,549,150	n/a	n/a
Deferred income tax - recoupment of tax losses	—	262,016	n/a	n/a
Deferred income tax - other items	(79,504)	(12,723)	n/a	n/a
Deferred income tax - changes in tax rates	—	1,860	n/a	n/a
Under provision in respect of prior years	5	611	n/a	n/a
Total income tax expense	4,964,522	4,800,914	n/a	n/a

Deferred income tax expense included in income tax expense comprises:-
Decrease in deferred tax assets (note 12)	38,661	213,388	n/a	n/a
Increase (decrease) in deferred tax liabilities (note 19)	(118,165)	35,905	n/a	n/a
	(79,504)	249,293	n/a	n/a
(b) Income tax reconciliation
The prima facie tax on profit before income tax expense is reconciled to the income tax expense as follows:-

Prima facie tax payable on profit before income tax
expense at 30% (Australia) & 28% (New Zealand)	7,223,688	7,067,422	n/a	n/a
Add (less) tax effect of:-
Non allowable items	(28,765)	(23,611)	n/a	n/a
Non assessable items	76	239	n/a	n/a
Change in tax rates	—	1,860	n/a	n/a
Over (under) provision in respect of prior years	5	—	n/a	n/a
Increase in tax losses not recognised	(88)	(263)	n/a	n/a
Income tax not payable by parent entity - non taxable entity	(2,230,394)	(2,244,733)	n/a	n/a
Income tax expense	4,964,522	4,800,914	n/a	n/a
The applicable weighted average effective tax rates are
as follows:	21%	20%	n/a	n/a
Tax effect relating to other comprehensive income:
Deferred tax	7,678	25,802	n/a	n/a

Note 6 Current Assets - Cash and Cash Equivalents
Cash at bank	10,245,830	3,263,833	2,528,353	2,168,604
Cash on deposit	6,382,765	22,899,120	365,345	950,689
	16,628,595	26,162,953	2,893,698	3,119,293

Note 7 Current Assets - Trade and Other Receivables
Trade receivables	33,651,723	35,510,561	33,651,723	35,510,562
Less provision for impairment	(18,738)	(37,501)	(18,738)	(37,501)
	33,632,985	35,473,060	33,632,985	35,473,061
Current tax assets	29,260	47,093	—	—
Other receivables	1,312,577	1,259,305	1,216,439	858,126
	34,974,822	36,779,458	34,849,424	36,331,187

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012	2011
	$	$	$	$
Note 8 Current Assets - Inventories
Stock on hand (note 1)	19,753,344	22,499,902	19,753,344	22,499,902

Note 9 Non-Current Assets - Receivables
Loan to controlled entity - unsecured	—	—	11,539,398	10,701,395

Note 10 Non-Current Assets - Financial Assets
Other Financial Assets
Unlisted investments
Shares in subsidiary companies (at cost)	—	—	40,853,792	40,853,792
Shares in unlisted corporations (at fair value)	520,844	495,252	—	—
	520,844	495,252	40,853,792	40,853,792

Parent Entity - Shares in other controlled corporations

On 29 April 2005 the joint venture acquired 80.17% of the share capital of Geoff Penney (Australia) Pty Limited, which is also the 100% holding company of Custom Xstamper Australia Pty Limited and Pelikan Artline Limited.

On 14 January 2009 the joint venture acquired 100% of the share capital of Spirax Holdings Pty Limited, which is also the 100% holding company of Spirax Industries Pty Limited, Spirax Office Products Pty Limited, Spirax Holdings NZ Limited and Spirax New Zealand Limited.

Consolidated Entity - Shares in unlisted corporations

Shares in other corporations represent an investment in Shachihata (Malaysia) Sdn. Bhd., a private company incorporated in Malaysia that manufactures certain products sold by the Consolidated Entity. The percentage owned is 2.38% and is carried at fair value.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012	2011
	$	$	$	$
Note 11 Non-Current Assets - Property, Plant and Equipment

Plant and equipment (at cost)	3,943,897	10,177,139	2,885,111	2,767,337
Less accumulated depreciation	(2,649,567)	(8,570,490)	(1,829,535)	(1,617,411)
Total property, plant and equipment	1,294,330	1,606,649	1,055,576	1,149,926

Movements in carrying amounts			Plant and equipment	Total
Consolidated Entity			$	$
At 1 October 2011
Cost			10,177,139	10,177,139
Accumulated depreciation and impairment			(8,570,490)	(8,570,490)
Net carrying amount			1,606,649	1,606,649

Year ended 30 September 2012
Net carrying amount at 1 October 2011			1,606,649	1,606,649
Additions			361,136	361,136
Disposals			(189,894)	(189,894)
Depreciation and amortisation charge			(483,561)	(483,561)
Net carrying amount at 30 September 2012			1,294,330	1,294,330

At 30 September 2012
Cost			3,943,897	3,943,897
Accumulated depreciation and impairment			(2,649,567)	(2,649,567)
Net carrying amount			1,294,330	1,294,330

			Plant and equipment	Total
Parent Entity			$	$
At 1 October 2011
Cost			2,767,337	2,767,337
Accumulated depreciation and impairment			(1,617,411)	(1,617,411)
Net carrying amount			1,149,926	1,149,926

Year ended 30 September 2012
Net carrying amount at 1 October 2011			1,149,926	1,149,926
Additions			361,136	361,136
Disposals			(92,915)	(92,915)
Depreciation and amortisation charge			(362,571)	(362,571)
Net carrying amount at 30 September 2012			1,055,576	1,055,576

At 30 September 2012
Cost			2,885,111	2,885,111
Accumulated depreciation and impairment			(1,829,535)	(1,829,535)
Net carrying amount			1,055,576	1,055,576

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012	2011
	$	$	$	$
Note 12 Non-Current Assets - Deferred Tax Assets

Deferred tax assets	645,019	683,237	n/a	n/a

Deferred tax assets - movement
Balance at the beginning of the financial year	683,237	897,520	n/a	n/a
Change in tax rates	—	(1,912)	n/a	n/a
Unrealised currency gains and losses	419	1,022	n/a	n/a
Provisions	(300)	60,600	n/a	n/a
Accruals	(41,639)	(8,989)	n/a	n/a
Property, plant and equipment	3,302	(2,988)	n/a	n/a
Tax losses	—	(262,016)	n/a	n/a
Balance at the end of the financial year	645,019	683,237	n/a	n/a

Deferred tax assets comprise
Provisions	259,200	259,500	n/a	n/a
Accruals	355,442	396,662	n/a	n/a
Property, plant and equipment	30,377	27,075	n/a	n/a
	645,019	683,237	n/a	n/a

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012	2011
	$	$	$	$

Note 13 Non-Current Assets - Intangible Assets

Trademark licence (at cost)	2,076,652	1,976,652	—	—
Goodwill (at cost)	28,493,303	28,492,523	50,795	50,015
	30,569,955	30,469,175	50,795	50,015

Movements in carrying amounts		Trademark licence	Goodwill	Total
Consolidated Entity		$	$	$
At 1 October 2011
Cost		1,976,652	28,492,523	30,469,175
Accumulated amortisation and impairment		—	—	—
Net carrying amount		1,976,652	28,492,523	30,469,175

Year ended 30 September 2012
Net carrying amount at 1 October 2011		1,976,652	28,492,523	30,469,175
Additions		100,000	—	100,000
Currency fluctuations		—	780	780
Net carrying amount at 30 September 2012		2,076,652	28,493,303	30,569,955

At 30 September 2012
Cost		2,076,652	28,493,303	30,569,955
Accumulated amortisation and impairment		—	—	—
Net carrying amount		2,076,652	28,493,303	30,569,955

		Trademark licence	Goodwill	Total
Parent Entity		$	$	$
At 1 October 2011
Cost		—	50,015	50,015
Accumulated amortisation and impairment		—	—	—
Net carrying amount		—	50,015	50,015

Year ended 30 September 2012
Net carrying amount at 1 October 2011		—	50,015	50,015
Currency fluctuations		—	780	780
Net carrying amount at 30 September 2012		—	50,795	50,795

At 30 September 2012
Cost		—	50,795	50,795
Accumulated amortisation and impairment		—	—	—
Net carrying amount		—	50,795	50,795

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012		2011
	$	$	$		$
Note 14 Current Liabilities - Trade and Other Payables

Trade payables	8,315,979	11,230,530	9,155,515		11,510,273
Liabilities to employees	4,642,005	4,116,698	3,713,511		3,121,108
Other payables	10,308,222	12,434,581	9,657,386		12,059,162
Loans - unsecured	—	—	9,639,933		7,485,518
	23,266,206	27,781,809	32,166,345		34,176,061

Note 15 Current Liabilities - Provisions

Employee benefits - long service leave	1,675,543	1,644,271	1,009,524		966,271

Note 16 Current Liabilities - Short-term Borrowings

Loans - Westpac (secured)	4,000,000	4,000,000	4,000,000		4,000,000

Note 17 Non-Current Liabilities - Trade and Other Payables

Loans - unsecured	—	—	39,964,138		31,541,045

Note 18 Non-Current Liabilities - Long-term Borrowings

Loans - Westpac (secured)	10,000,000	14,000,000	10,000,000		14,000,000

Note 19 Non-Current Liabilities - Deferred Tax Liabilities

Deferred tax liabilities	122,711	233,199	n/a		n/a

Deferred tax liabilities - movement
Balance at the beginning of the financial year	233,199	171,492	n/a		n/a
Receivables	(104,706)	28,485	n/a		n/a
Prepayments	(13,460)	7,420	n/a		n/a
Revaluation of available for sale financial assets charged
directly to other comprehensive income	7,678	25,802	n/a		n/a
Balance at the end of the financial year	122,711	233,199	n/a		n/a
				#
Deferred tax liabilities comprise
Receivables	15,230	119,936	n/a		n/a
Prepayments	10,162	23,622	n/a		n/a
Revaluation of available for sale financial assets	97,319	89,641	n/a		n/a
	122,711	233,199	n/a		n/a

Note 20 Non-Current Liabilities - Provisions

Employee benefits - long service leave	267,844	241,307	69,863		54,307

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012	2011
	$	$	$	$
Note 21 Joint Venture Equity

Columbia Pelikan Pty Ltd
Capital introduced	826,402	826,402	826,402	826,402
Share of joint venture profits - prior years	28,837,380	26,508,374	14,579,012	14,861,145
Share of joint venture profits - current year	8,551,806	8,395,821	8,210,359	5,784,683
Share of transfers to reserves - prior year	83,847	59,713	—	—
Share of transfers to reserves - current year	7,181	24,134	—	—
Distribution of profit	(11,306,185)	(6,066,815)	(11,306,185)	(6,066,815)
Joint venture interest at the end of the financial year	27,000,430	29,747,628	12,309,588	15,405,414

ACCO Brands Australia Pty Ltd/GBC Fordigraph Pty Ltd*
Capital introduced	826,402	826,402	826,402	826,402
Share of joint venture profits - prior years	28,837,380	26,508,374	14,579,012	14,861,145
Share of joint venture profits - current year	8,551,806	8,395,821	8,210,359	5,784,683
Share of transfers to reserves - prior year	83,847	59,713	—	—
Share of transfers to reserves - current year	7,181	24,134	—	—
Distribution of profit	(11,306,185)	(6,066,815)	(11,306,185)	(6,066,815)
Joint venture interest at the end of the financial year	27,000,430	29,747,628	12,309,588	15,405,414

Total joint venture interests
Capital introduced	1,652,804	1,652,804	1,652,804	1,652,804
Share of joint venture profits - prior years	57,674,759	53,016,747	29,158,024	29,722,289
Share of joint venture profits - current year	17,103,612	16,791,642	16,420,717	11,569,365
Share of transfers to reserves - prior year	167,693	119,425	—	—
Share of transfers to reserves - current year	14,362	48,268	—	—
Distribution of profit	(22,612,370)	(12,133,630)	(22,612,370)	(12,133,630)
Joint venture interest at the end of the financial year	54,000,860	59,495,256	24,619,175	30,810,828
Outside equity interests in controlled entities (note 24)	9,414,389	9,600,710	—	—
Total equity as per the statement of financial position	63,415,249	69,095,966	24,619,175	30,810,828

* Under a Deed of Transfer and Novation dated 25 May 2011 ACCO Brands Australia Pty Ltd replaced GBC Fordigraph Pty Ltd as a holder of GBC Fordigraph Pty Ltd's 50% interest in the Pelikan Artline Joint Venture and as a party to the Joint Venture Agreements.

The parties also agreed that the Joint Venture and its business as evidenced in the Joint Venture documents is a continuing partnership.

Note 22 Reserves

Available for sale financial assets revaluation reserve
Balance at the beginning of the financial year	167,693	119,425	—	—
Movement during the year	14,362	48,268	—	—
Balance at the end of the financial year	182,055	167,693	—	—

The available for sale financial assets revaluation reserve records revaluations of available for sale financial assets.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012	2011
	$	$	$	$

Note 23 Retained Earnings

Movements in retained earnings were as follows:
Balance at the beginning of the financial year	57,674,759	53,016,747	29,158,024	29,722,289
Profit attributable to owners of the parent for the year	17,103,612	16,791,642	16,420,717	11,569,365
Distribution of profit during the year	(22,612,370)	(12,133,630)	(22,612,370)	(12,133,630)
Dividends paid or provided	(2,222,222)	(1,010,681)	—	—
Dividends attributable to outside equity interest	2,222,222	1,010,681	—	—
Balance at the end of the financial year	52,166,001	57,674,759	22,966,371	29,158,024

Distribution to joint venture partners
Columbia Pelikan Pty Ltd	26,083,001	28,837,380	11,483,186	14,579,012
ACCO Brands Australia Pty Ltd/GBC Fordigraph Pty Ltd	26,083,001	28,837,380	11,483,186	14,579,012
	52,166,001	57,674,759	22,966,371	29,158,024

Note 24 Outside Equity Interests in Controlled Entities

Outside equity interest comprises:
Share capital	141,562	141,562	—	—
Reserves	657,544	653,992	—	—
Retained earnings	8,615,283	8,805,156	—	—
	9,414,389	9,600,710	—	—

Note 25 Commitments

(a) Operating lease commitments
Aggregate amount contracted for but not capitalised in the financial statements and payable:
Not later than 1 year	2,268,287	3,356,674	2,042,113	2,440,583
Later than 1 year but not later than 5 years	2,758,275	4,719,072	2,758,275	4,499,295
Greater than 5 years	—	156,494	—	156,494
	5,026,562	8,232,240	4,800,388	7,096,372
Operating lease commitments relate to:
(i)
Controlled entities lease property, equipment and motor vehicles under operating leases expiring from one to ten years. Leases generally provide controlled entities with a right of renewal at which all terms are negotiated. Lease payments comprise a base amount plus an incremental contingent rental. Contingent rentals are based on either movements in the Consumer Price Index or operating criteria.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012	2011
	$	$	$	$

Note 26 Assets Pledged as Security

The parent entity has a bank overdraft, letter of credit, bill facilities and bank loan which are secured by a registered mortgage by Pelikan Artline Pty Limited over all its assets and uncalled capital and over all the assets of the joint venture and the consolidated entity. The overdraft was unused at 30 September 2012 but an interest rate of 10.41% was chargeable on overdrawn balances.

The carrying amounts of assets pledged as security for the registered mortgage debenture are:
Cash and cash equivalents assets	16,628,595	26,162,953	2,893,698	3,119,293
Trade and other receivables	34,974,822	36,779,458	34,849,424	36,331,187
Inventories	19,753,344	22,499,902	19,753,344	22,499,902
Prepayments	902,198	922,226	833,018	843,002
Receivables	—	—	11,539,398	10,701,395
Financial assets	520,844	495,252	40,853,792	40,853,792
Property, Plant & Equipment	1,294,330	1,606,649	1,055,576	1,149,926
Deferred tax assets	645,019	683,237	—	—
Intangible assets	30,569,955	30,469,175	50,795	50,015
Total assets	105,289,107	119,618,852	111,829,045	115,548,512

Note 27 Economic Dependence

A significant portion of the consolidated entity’s trading products are supplied by Shachihata, Inc., Japan.

Note 28 Events after Balance Date

Since the end of the year cash distributions of $1,101,600 in total have been made to the joint venture parties.

Apart from the matter referred to above, no matters or circumstances have arisen since the end of the year which significantly affected or may significantly affect the operations of the joint venture, the results of those operations or the state of affairs of the joint venture in future financial years.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012	2011
	$	$	$	$

Note 29 Cash Flow Information

Reconciliation of profit after income tax to net cash inflow from operating activities:

Profit after income tax expense for the year	19,135,961	18,757,160	16,420,717	11,569,365

Adjustments for:
Interest received - non-cash	—	—	(838,003)	—
Depreciation	483,561	613,395	362,571	367,257
Net loss on disposal of plant and equipment	154,160	144,297	57,180	2,042
Impairment provision - receivables	(18,385)	(62,499)	(18,385)	(62,499)
Employee benefits - provision	57,809	488,812	58,809	286,813

Changes in assets and liabilities:
Decrease (increase) in trade and other receivables	1,839,502	(556,333)	1,534,462	(461,370)
Decrease (increase) in current tax assets	17,833	44,860	—	—
Decrease (increase) in inventories	2,746,558	3,724	2,746,558	3,724
Decrease (increase) in prepayments	20,028	(194,518)	9,984	(171,328)
Decrease (increase) in deferred tax assets	38,218	214,283	—	—
Increase (decrease) in trade and other payables	(4,515,604)	(2,591,461)	(4,164,131)	(6,300,246)
Increase (decrease) in current tax liabilities	(80,746)	270,569	—	—
Increase (decrease) in deferred tax liabilities	(118,166)	35,905	—	—
Net cash from operating activities	19,760,729	17,168,194	16,169,762	5,233,758

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012	2011
	$	$	$	$

Note 30 Related Party Transactions

Parent and controlled entities

The consolidated entity consists of the parent entity, Pelikan Artline Joint Venture and its controlled entities Spirax Holdings Pty Limited, Spirax Industries Pty Limited, Spirax Office Products Pty Limited, Spirax Holdings NZ Limited, Spirax New Zealand Limited, Geoff Penney (Australia) Pty Limited, Custom Xstamper Australia Pty Limited and Pelikan Artline Limited.

Loans from related parties
Aggregate amounts payable to related parties at reporting date:-

Loans unsecured (current) - controlled entities			9,639,933	7,485,518
Loans unsecured (non-current) - controlled entities			39,964,138	31,541,045
			49,604,071	39,026,563
Loans to related parties
Aggregate amounts receivable from related parties at reporting date:-

Loans unsecured (non-current) - controlled entities			11,539,398	10,701,395
			11,539,398	10,701,395
Transactions with related parties
Transactions between related parties are on normal commercial terms and conditions no more favourable than those available to other parties unless otherwise stated.

Transactions between the parent entity and its controlled entities during the year consisted of:-

Payment of interest on the above loans			(2,501,180)	(1,623,938)
Receipt of interest on the above loans			838,002	775,235
Receipt of dividends			8,986,069	4,086,923
Recovery of overheads			(7,621,094)	(9,701,491)
Distribution fee			(14,268,341)	(13,905,155)

Key management personnel compensation	2,545,428	3,975,948	2,545,428	3,975,948

Purchase of inventory from joint venture partner related parties			(1,816,720)	(1,450,225)

Recovery of administration and accounting services provided to a joint venture partner			60,000	60,000

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2012

	Consolidated		Parent
	2012	2011	2012	2011
	$	$	$	$

Note 30 Related Party Transactions (continued)

Guarantees provided to related parties
Refer to note 26 for assets pledged as security by related parties

Note 31 Financial Risk Management

The consolidated entity's financial instruments consist mainly of deposits with banks, short-term investments, accounts receivable and payable, loans to and from subsidiaries and leases.

The totals for each category of financial instruments, measured in accordance with AASB 139 as detailed in the accounting policies to these financial statements, are as follows:

Financial assets
Cash and cash equivalents (refer note 6)	16,628,595	26,162,953	2,893,698	3,119,293
Trade and other receivables (refer note 7)	34,974,822	36,779,458	46,388,822	47,032,582
Other financial assets (refer note 10)	520,844	495,252	40,853,792	40,853,792
	52,124,261	63,437,663	90,136,312	91,005,667

Financial Liabilities
Trade and other payables (refer note 14 & 17)	23,266,206	27,781,809	72,130,483	65,717,106
Other loans and borrowings (refer note 16 & 18)	14,000,000	18,000,000	14,000,000	18,000,000
	37,266,206	45,781,809	86,130,483	83,717,106